Exhibit 10.26

July 7, 2006

Mr. Kevin Berry

[Address]

Dear Kevin,

On behalf of California Micro Devices, I am pleased to offer you the position of Chief Financial Officer of the Company. You will report directly to me. Your start date would be Monday, July 10, 2006, You and the Company agree that our March 17, 2006, Consulting Agreement has been and is hereby extended until Midnight on July 9, 2006, at which time it shall terminate. Assuming you accept this offer, you would be a full-time employee of the Company starting on July 10, 2006, except that the Company hereby consents to your continuing to consult for RedSeal Systems for up to ten hours each work week through July 31, 2006.

As an officer of the Company you will have the powers and responsibilities set forth in the bylaws of the Company, as well as other reasonable duties that the board of directors or I may assign you. In addition, the Company agrees to indemnify and defend you, to the extent allowable by law, with respect to any actual or threatened claims made against you related to the performance of your duties as provided in the Company’s standard form of Indemnification Agreement for its officers and directors.

You will receive a base salary of $8,846.15 bi-weekly, which is equivalent to $230,000 per year, subject to federal, state and other applicable taxes.

In addition, you will participate in the Bonus Plan with a target bonus for fiscal 2007 of 40% of your above base salary. Payout under the plan is based on Company performance against specific criteria. Your bonus for fiscal 2007 is guaranteed at 50% of your target bonus pro rated by the portion of the fiscal year during which you are a Company employee.

Subject to your timely acceptance of this letter and your commencement of employment on July 10, 2006, the Compensation Committee of the Board of Directors on June 30, 2006, has granted you, on July 10, 2006, a non-statutory stock option to purchase 175,000 shares. The exercise price of the option will be the closing price of California Micro Devices stock on that day. Your stock option will vest over four years, with 25% vesting at the end of your first year of employment and 6.25% quarterly thereafter.

The following paragraph dealing with severance pay and option acceleration, uses the terms “Dismissal without Cause”, “Good Reason” and “Change in Control”, all of which are defined in the second paragraph following.

Kevin Berry	Page 2 of 3

If you resign for “Good Reason” or CMD terminates your employment other than a “Dismissal for Cause” within six months preceding or one year following a Change in Control, then the vesting of your 175,000 options will accelerate by twelve months and you will have twelve months from the date of termination (but not after expiration of the ten-year term of your option) to exercise options that have vested; provided, however, that if Company options do not continue or are not assumed by the successor corporation following the Change of Control, then you will have the same amount of time to exercise your options as other Company service providers. You understand and agree that you will be responsible for any tax consequences of your option remaining exercisable and being exercised during this twelve-month period. In addition, if you resign for “Good Reason” or CMD terminates your employment other than a “Dismissal for Cause”, whether or not as part of a “Change in Control”, you will receive nine (9) months severance at your then current base salary and continued medical, dental, vision insurance coverage through COBRA.

“Good Reason” will exist only if (1) you notify us within ten (10 business days that you are being required to relocate your offices more than 50 miles from Milpitas, or there is a material reduction in your job duties, or you are no longer the CFO of the company, or you no longer report to the CEO of the company, or there is an involuntary reduction in your salary, target bonus, or benefits, other than Company-wide executive staff reductions, and (2) if we do not remedy the situation within the following ten (10) business days. The definition of a “Dismissal for Cause” is the same as in the Company’s Bonus Plan except that reason (vii), unsatisfactory performance of Employee’s duties as determined by the Company in good faith, is excluded; reason (viii) shall be modified to include at the end, “which act or omission to act is not inadvertent or the result of a failed good faith effort to comply but rather is knowing, intentional or willful”; and reason (ix) is modified to read in full “breach of the terms or conditions of the Employee’s Confidentiality and Intellectual Property Agreement with CMD or of a material Corporation policy (such as the insider trading policy, communications policy, or code of ethics), which breach is not curable, or if curable is not cured within two weeks after CMD has given the Employee written notice of the breach”. A “Change of Control” is (a) a merger or sale of assets following which shareholders of the Company do not own a majority of the surviving entity, or (b) the sale of new or transfer of previously outstanding stock as a result of which a person or entity (or a group acting in concert) becomes the owner of a majority of the Company’s outstanding stock.

As a condition for receiving severance, you will be required to obtain prior written authorization from the Company before you accept employment with or otherwise render services to a competitor. Failure to obtain such written authorization prior to accepting such a position or rendering such services will result in automatic termination of the severance pay and benefit continuation.

To be eligible for the severance and option acceleration, you will also be required to sign a full release of claims in a form reasonably satisfactory to the Company within one week following termination of employment and to comply with other provisions of your agreements with the Company which extend beyond employment termination.

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Kevin Berry	Page 3 of 3

A complete fringe benefits program will be available to you as of your date of hire including:

•	Medical Insurance

•	401k Savings plan with a Company match

•	Flex Spending Plan

•	Life Insurance & AD&D Insurance

In addition you will be entitled to three (3) weeks of paid vacation time per year.

When you report to work you will be expected to execute the Company’s standard form of agreement with its employees relating to intellectual property, confidential information, and other employment terms, with an amendment as may be necessary to reflect any contrary terms provided in this letter, as well as an acknowledgement to be bound by the Company’s employee handbook and various policies such as those concerning insider trading and communications. You acknowledge that this letter agreement is a material agreement which the Company will be filing with the SEC once you begin your employment.

This is an offer for “at-will” employment and does not constitute an offer or guarantee of employment for any period of time. You and the Company are each free to terminate your employment relationship at any time for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the at-will nature of your employment may only be changed in an express written agreement signed by you and the CEO of the Company. This letter constitutes the full offer of employment and supersedes any prior discussions. This offer is effective immediately and will expire if not accepted in writing by close of business on July 7, 2006.

I look forward to your acceptance of this offer and am confident that with the addition of your capabilities and leadership, California Micro Devices will become an even more successful company.

Sincerely,

/s/ Robert V. Dickinson
Robert V. Dickinson
President and Chief Executive Officer

Agreed to and Accepted:

/s/ Kevin J. Berry
Kevin J. Berry

July 7, 2006
Date Executed

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